Rare Medium Group, Inc.              Contact:
44 W. 18th St., 6th Floor            Craig Chesser
New York, New York  10011            Senior Vice President, Finance & Treasurer
                                     646-638-1306
                                     info@raremedium.com

FOR IMMEDIATE RELEASE
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                 RARE MEDIUM GROUP APPEALS DELISTING NOTICE

New York, NY May 17, 2002 - Rare Medium Group, Inc. (NASDAQ: RRRR) reported today that it received notice of a Nasdaq Staff Determination on May 16, 2002, indicating that the Company failed to comply with the minimum bid price requirement for continued listing on the Nasdaq National Market as set forth in Marketplace Rule 4450(a)(5), and is subject to delisting from the Nasdaq National Market.

The Company is filing a request for a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") to review the determination. As a result of the Company's request, the Company's common stock will continue to trade on the Nasdaq National Market pending a decision by the Panel. The request for a hearing is based upon the Company's previously announced one for ten reverse stock split that is being put forth for stockholder approval at the special meeting of the Company's stockholders to be held on or about July 11, 2002. If the reverse stock split is approved by stockholders, it is expected to bring the Company into compliance with the minimum bid requirement.

At this time, the Company believes it is in compliance with all of Nasdaq's continued listing requirements except for the minimum bid requirement.

There can be no assurance that the Company's actions will prevent delisting of its common stock. The Company will not be notified until the Panel makes a formal decision. Until then, the Company's shares will continue to be traded on the Nasdaq National Market. In the event the shares are delisted from the Nasdaq National Market, it will attempt to have its common stock traded on the NASD OTC Bulletin Board.

                                   * * *

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the consummation of the proposed transactions described above. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic conditions, competition, and the Company's ability to maintain its listing on the Nasdaq National Market. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by Rare Medium Group with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 20, 2002 and the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 15, 2002. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.